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                                                                    EXHIBIT 99.1



                      REALNETWORKS ANNOUNCES 88% GROWTH IN
                             FIRST QUARTER REVENUES

                           TWO-FOR-ONE SPLIT DECLARED

                  BROADBAND DEALS WITH @HOME AND ENRON SOLIDIFY
                 REALNETWORKS LEAD IN MEDIA DELIVERY ON THE WEB

  ENHANCED REALGUIDE FACILITATES IMPROVED CONSUMER CONNECTION WITH PROGRAMMING

SEATTLE, WA, April 20, 1999 -- RealNetworks(TM) (Nasdaq: RNWK), the recognized leader in media delivery on the Internet, today announced record results for the quarter ended March 31, 1999.

        RealNetworks reported net revenues of $23.5 million in the first quarter of 1999, an increase of 88% from net revenues of $12.5 million in the first quarter of 1998. This represents the 15th consecutive quarter of sequential revenue growth. Net loss for the first quarter of 1999 was $0.7 million, or ($0.02) per share, compared to a pro form net loss for the first quarter of 1998 of $2.2 million, or ($0.07) per share (excluding a one-time charge for in-process research and development from the March 1998 acquisition of Vivo Software, Inc.).

        The Company also announced that its board of directors approved a two-for-one split of its common stock. Shareholders will receive one additional share for every share held on the record date of April 27, 1999. The additional shares will be mailed or delivered on or about May 10, 1999, by the Company's transfer agent, ChaseMellon Shareholder Services.

        "This was another successful quarter for RealNetworks," said Rob Glaser, Chairman and CEO of RealNetworks, Inc. "New partnerships with @Home and Enron are taking us strategically into the coming age of broadband media delivery. Our enhanced RealGuide is a significant improvement in the way we connect consumers with the increasing volume of programming that is broadcast on the Web. Our momentum continued in April, with announcements of our partnership with IBM and our pending acquisition of Xing Technology, both of which prepare RealNetworks for a strong entry into the digital media distribution market.



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        "We continue to be successful in our businesses based on four strong pillars: great technology; a huge registered base of 60 million unique RealPlayer users; connecting consumers to great content; and an ever-expanding ecosystem of strong industry partners."

        FIRST QUARTER HIGHLIGHTS

        In January, RealNetworks announced agreements with @Home Networks and Enron Communications to develop and deliver RealSystem G2-based broadband streaming media services over the @Home Network and the Enron Intelligent Network, which will deliver broadband media experiences to consumers.

        RealNetworks launched in March an enhanced RealGuide(TM), the most comprehensive source to high-quality streaming media programming available on the Internet. RealGuide provides viewers with one-click access to the day's top stories and programming from nearly 200 RealChannels(TM) and Presets, as well as access to more than 2200 television and radio stations broadcasting on the Internet and over 3000 sites featuring RealAudio(R) and RealVideo(R) programming.

        DIGITAL MUSIC DELIVERY ANNOUNCEMENTS

        In April, RealNetworks and IBM announced an agreement to integrate RealNetworks client technology and encoding tools into IBM's Electronic Music Management System (EMMS), a system developed for the preparation and distribution of all forms of digital content, including music. Also in April, RealNetworks entered into a definitive agreement to acquire privately-held Xing Technology Corporation, the leading developer and provider of MP3 software.

        ABOUT REALNETWORKS

        RealNetworks, Inc. (Nasdaq: "RNWK"), based in Seattle, WA, is the recognized leader in the streaming media market. It develops and markets software products and services designed to enable users of personal computers and other consumer electronic devices to send and receive audio, video and other multimedia services using the Web. RealNetworks can be found on the World Wide Web at www.real.com.


This announcement contains forward looking statements that involve risks and uncertainties, including those relating to the Company's ability to continue to maintain its leadership in media delivery over the Internet. Actual results may differ materially from the results predicted and reported results should not be considered an indication of future performance. The potential risks and uncertainties include, among others, the Company's limited operating history; the unpredictability of future revenues; potential fluctuation in quarterly operating results; intense competition from Microsoft and other streaming media product and service providers; the evolving nature of the market for the Company's products



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and services; product delays and errors; challenges associated with managing rapid growth and the risks associated with acquisitions; dependence on key personnel; the ability of the Company to continue to innovate and protect its intellectual property; the importance of strategic relationships with leading companies in the broadcast, entertainment and technology industries; the Company's dependence on third parties for sales, technology, content and distribution; and the volatility of the Company's stock price . More information about potential risk factors that could affect the Company's business and financial results is included in the Company's annual report on Form 10-K for the year ended December 31, 1998, and from time to time, in other reports filed by the Company with the Securities and Exchange Commission.

RealNetworks, RealGuide, RealPlayer, RealAudio and RealVideo are trademarks or registered trademarks of RealNetworks, Inc. All other companies or products listed herein are trademarks or registered trademarks of their respective owners.




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